Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153; sara.gubins@nielsen.com

Media Relations: Connie Kim, +1 240 274 9999; connie.kim@nielsen.com

Nielsen Reports 4th Quarter and Full Year 2021 Results; Provides 2022 Guidance

•	2021 revenues of $3.5 billion increased 4.1% on a reported basis, 3.4% on a constant currency basis & 4.9% organic constant currency, above guidance
•	Net income per share of $1.53 (diluted, from continuing operations) in 2021; Adjusted EPS of $1.81, above guidance
•	Other key metrics at the high end or above guidance ranges
•	Executed on key product milestones in 2021; on track to deliver Nielsen ONE cross-media measurement solution in 2022
•	2022 guidance issued; progressing toward medium-term targets
•	Board of Directors approves $1 billion share repurchase authorization

New York – February 28, 2022 – Nielsen Holdings plc (NYSE: NLSN) announced fourth quarter and full year 2021 results. For the full year, revenues increased 4.1% on a reported basis, 3.4% on a constant currency basis, and 4.9% on an organic constant currency basis, above guidance. Adjusted EBITDA and Adjusted EPS exceeded the guidance range, and Free Cash Flow was at the high end of the guidance range. Nielsen also issued 2022 guidance and announced a $1 billion share repurchase authorization.

David Kenny, Chief Executive Officer, commented, “We delivered strong results in 2021. We successfully sold Nielsen Global Connect, hit significant product milestones, and exceeded all of our original 2021 guidance metrics despite facing some unanticipated challenges. We are strongly positioned within the media ecosystem, with growing relevance as audiences shift to streaming, and we are delivering value to clients across our three essential solutions. We made measurable progress toward becoming a digital-first company, and our strategy aligns with where growth in the industry is coming from. We are piloting the first iteration of Nielsen ONE, which we launched in January, with a representative group of clients across media buyers and sellers and feedback has been positive.”

“We also made progress on strengthening our balance sheet, reducing our net debt leverage by over half a turn in 2021. We now have the flexibility to return more capital to shareholders while continuing to invest in organic growth initiatives and pursue strategic, tuck-in M&A. Our $1 billion share repurchase authorization reflects our Board’s confidence in both our short and long-term growth prospects and enables us to deliver value to our shareholders.”

Fourth Quarter 2021 Results

Unless indicated otherwise, the results referenced in this press release relate to Nielsen’s continuing operations. Beginning in the first quarter of 2021, our former Global Connect business was sold and therefore reclassified to discontinued operations for all periods presented. For comparability, non-GAAP metrics have been adjusted to exclude certain interest costs, as if the sale of Global Connect and resulting de-levering occurred on January 1, 2020.

Our business consists of two major product categories: One Measurement Solutions (“Measurement”) and Impact Marketing Solutions/ Gracenote Content Solutions (“Impact” and “Content” respectively, and together “Impact / Content”). Previously, Measurement was referred to as “Audience Measurement” and Impact / Content was referred to as “Outcomes / Content.” The updated names are a result of Nielsen’s corporate rebranding which we believe better reflects the company’s transformation and focus on the global future of media.

●	Fourth quarter revenues of $894 million increased 2.5% on a reported basis, 2.9% on a constant currency basis, and 4.7% on an organic constant currency basis compared to the prior year period.
o

Measurement revenues of $647 million increased 3.7% on a reported basis, 4.0% on a constant currency basis, and 5.2% on an organic constant currency basis compared to the prior year period. Overall growth was solid, with national and digital measurement products showing strength, and a third consecutive quarter of modest growth in local products.

o

Impact / Content revenues of $247 million decreased 0.4% on a reported basis, were flat on a constant currency basis, and increased 3.4% on an organic constant currency basis compared to the prior year period. Revenue in Impact grew in the high single digits on an organic constant currency basis, driven by growth in short-cycle revenue and recovery in the Sports business, offset in part by a timing-related decline in Content.

●

Net income from continuing operations attributable to Nielsen shareholders for the fourth quarter was $242 million, compared to $8 million in the fourth quarter of 2020. Net income from continuing operations per share on a diluted basis for the fourth quarter was $0.67, compared to $0.02 for the fourth quarter of 2020. The improvement in net income from continuing operations was driven by a tax benefit in the quarter due to discrete items (primarily the utilization of foreign tax credits, benefits associated with closing audits and open tax years, and a reduction in deferred tax liabilities) and lower interest expense, partially offset by the increased costs to operate as a standalone company without Global Connect. In addition, Nielsen recorded a non-cash charge of $97 million, or $0.27 per share, related to impairment of intangible assets in the fourth quarter 2020.

●	Reported EPS of $0.59 includes EPS of $0.67 from continuing operations and EPS of $(0.08) from discontinued operations.
●

Adjusted EPS was $0.46 for the fourth quarter, compared to $0.32 in the prior year period, reflecting a lower tax rate year over year, offset in part by lower Adjusted EBITDA and higher depreciation & amortization

●	Adjusted EBITDA for the fourth quarter was $351 million, compared to $380 million in the fourth quarter of 2020, down 7.6% on a reported basis and 7.4% on a constant currency basis.
●

As expected, Adjusted EBITDA margin of 39.3% decreased 432 basis points on a reported basis, or a decrease of 435 basis points on a constant currency basis, compared to the prior year, reflecting the return of the temporary costs savings realized in 2020 in response to the COVID-19 pandemic and investments in growth initiatives, partially offset by the strong revenue performance in the quarter and benefits from the 2020 optimization plan.

●

Reported results were impacted by weaker currencies versus the dollar during the fourth quarter, which had a 40 basis point negative impact on reported revenue growth and a 20 basis point negative impact on Adjusted EBITDA growth.

●	On a reported basis for the fourth quarter of 2021, as compared to the fourth quarter of 2020 (which included Global Connect for the full quarter):
o

Cash flow from operations decreased to $227 million from $337 million in the prior year period; free cash flow decreased to $124 million. Cash taxes were $32 million, compared to $61 million in the prior year period.

o	Net capital expenditures of $103 million versus $174 million in the prior year period, decreased largely due to timing and the absence of Global Connect in the current period.
●	As it relates to continuing operations for the fourth quarter of 2021, as compared to the fourth quarter of 2020:
o

Cash flow from operations decreased to $232 million from $297 million in the prior year period, primarily driven by working capital timing, higher cash taxes and lower Adjusted EBITDA, partially offset by lower interest payments.

o	Cash taxes were $32 million, compared to $20 million in the prior year period.
o

Free cash flow was $133 million compared to $203 million in the prior year period. Free cash flow has been adjusted to exclude certain interest costs and to exclude separation-related costs. The prior year period includes an adjustment for cash costs to position Nielsen as a stand-alone company. Net capital expenditures of $103 million were flat.

Full Year 2021 Results

●	2021 revenues of $3,500 million increased 4.1% on a reported basis, 3.4% on a constant currency basis, and 4.9% on an organic constant currency basis compared to the prior year period.
o

Measurement revenues of $2,545 million increased 3.7% on a reported basis, 3.2% on a constant currency basis, and 4.0% on an organic constant currency basis compared to the prior year period. Overall growth was solid, with strength in national and digital measurement products and local products returning to positive growth.

o

Impact / Content revenues of $955 million increased 5.4% on a reported basis, 3.9% on a constant currency basis, and 7.5% on an organic constant currency basis compared to the prior year period. This was driven in part by improving trends in short-cycle revenues, solid growth in Content, and recovery in the Sports business.

●

Net income from continuing operations attributable to Nielsen shareholders for the year was $551 million, compared to $191 million in 2020. Net income from continuing operations per share on a diluted basis was $1.53, compared to $0.53 in 2020. During 2020, Nielsen recorded impairment charges of $146 million, or $0.41 per share, primarily related to impairment of intangible assets. Net income from continuing operations was also impacted by lower depreciation and amortization expense and lower restructuring charges in 2021.

●

Reported EPS on a diluted basis of $2.67 includes EPS of $1.53 from continuing operations and $1.14 of EPS from discontinued operations. The $1.14 includes the gain on the sale of Global Connect of $1.36, net of taxes, partially offset by a $0.21 net loss primarily due to the net loss from Global Connect (through the date of sale).

●	Adjusted EPS was $1.81, compared to $1.45 in the prior year. This reflected higher Adjusted EBITDA, lower depreciation and amortization, lower interest expense, and lower tax expense versus 2020.
●	Adjusted EBITDA was $1,491 million, compared to $1,411 million in the prior year, up 5.7% on a reported basis and 5.4% on a constant currency basis.
●

Adjusted EBITDA margin of 42.6% increased 62 basis points on a reported basis, or an increase of 79 basis points on a constant currency basis, compared to the prior year, driven by the strong revenue performance and benefits from the 2020 restructuring, partially offset by the return of the temporary costs savings realized in 2020 in response to the COVID-19 pandemic and investments in growth initiatives.

●

Reported results were impacted by stronger currencies versus the dollar during the year, which had a 70 basis point positive impact on reported revenue growth and a 30 basis point positive impact on Adjusted EBITDA growth.

●	On a reported basis for the full year of 2021, as compared to 2020 (which included Global Connect for the full year):
o

Cash flow from operations decreased to $666 million from $999 million in the prior year period; free cash flow decreased to $328 million. The year over year comparison reflects the absence of Global Connect in the current period. Cash taxes were $128 million, compared to $189 million in the prior year period.

o	Net capital expenditures were $338 million versus $519 million in the prior year period, decreased largely due to timing and the absence of Global Connect for the full year of 2021.

●	As it relates to continuing operations for the full year of 2021, as compared to the full year of 2020:
o

Cash flow from operations decreased to $911 million from $936 million in the prior year period, primarily driven by working capital timing and higher cash taxes, offset in part by higher Adjusted EBITDA and lower interest payments.

o	Cash taxes were $107 million, compared to $67 million in the prior year period.
o

Free cash flow was $647 million compared to $586 million in the prior year period. Free cash flow has been adjusted to exclude certain interest costs and to exclude separation-related costs. The prior year period also includes an adjustment for cash costs to position Nielsen as a stand-alone company. Net capital expenditures were $313 million, compared to $305 million in the prior year period.

Financial Position

●

As of December 31, 2021, the Company had cash and cash equivalents of $380 million and gross debt of $5.626 billion, resulting in net debt of $5.246 billion and a net debt leverage ratio of 3.52x at the end of the year compared to 4.09x at the end of 2020.

Return of Capital

On February 10, 2022, Nielsen’s Board of Directors declared a quarterly dividend of $0.06 per share of Nielsen’s common stock. The dividend is payable on March 17, 2022 to shareholders of record at the close of business on March 3, 2022.

On February 26, 2022, Nielsen’s Board of Directors authorized the repurchase of up to $1 billion of the Company’s ordinary shares. The Board of Directors authorization may be suspended, modified or terminated at any time without prior notice subject to compliance with applicable laws and regulations. This share repurchase authorization replaces all previous authorizations.

This authorization has been executed within the limitations of the authority granted to Nielsen at its annual shareholders meeting held on May 25, 2021, such authority to remain in place until the end of the 2022 annual shareholders meeting, or close of business on August 25, 2022, whichever is earlier. As is customary for a UK company that is NYSE listed, the Company intends to request reauthorization from shareholders at the 2022 annual shareholder meeting.

Information regarding share repurchases will be available in the Company’s periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

2022 Nielsen Full Year Guidance

The Company is providing full year 2022 guidance as highlighted below.

●	Total revenue growth on a constant currency basis: +3.5% to 4.5%
●	Organic revenue growth on a constant currency basis: +4.0% to 5.0%
●	Adjusted EBITDA margin: 42.6% - 42.9%
●	Adjusted earnings per share: $1.81 - $1.91
●	Free cash flow: $650 - $700 million

2022 Guidance Non-GAAP Reconciliations

These reconciliations include preliminary forecasts based on current expectations.

The below table presents 2022 growth rate guidance, based on 2021 revenue on a constant currency basis.

(IN MILLIONS; REVENUE & GROWTH ON A CONSTANT CURRENCY BASIS)	2021 Revenue		2022 Growth Rate Guidance
Constant currency revenue	$	~3,480	+3.5% to 4.5%
Organic constant currency revenue	$	~3,460	+4.0% to 5.0%

The below table presents a reconciliation from Net Income from continuing operations to Adjusted EBITDA for our 2022 guidance:

(IN MILLIONS)
Net income from continuing operations	$440 - $470
Interest expense, net	~275
Provision for income taxes	~150
Depreciation and amortization	~520
Restructuring charges	~25
Share-based compensation expense and Other	~125
Adjusted EBITDA	$1,535 – $1,560

The below table presents a reconciliation from Net Income from Continuing Operations Attributable to Nielsen Shareholders to Adjusted Net Income used to calculate Adjusted Earnings per Share (diluted) for our 2022 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income from continuing operations attributable to Nielsen shareholders	$425 - $455
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~145
Restructuring charges	~25
Share-based compensation expense and Other	~125
Tax effect of above items	~(65)
Adjusted earnings	$655 - $690
Adjusted earnings per share (assuming average diluted shares of ~361 million)	$1.81 – $1.91

The below table presents a reconciliation from Nielsen Net Cash Provided by Operating Activities to Free Cash Flow for our 2022 guidance.

(IN MILLIONS)
Net cash provided by operating activities	$965 - $1,015
Less: Capital expenditures, net	~(315)
Free cash flow	$650 - $700

Conference Call and Webcast

Nielsen will hold a conference call to discuss today’s announcements at 8:00 a.m. U.S. Eastern Time (ET) on February 28, 2022. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-888-330-2022. Callers outside the U.S. can dial +1-646-960-0690. Please note that the conference ID is required to access this call; the conference ID is 3610696.

A replay of the event will be available on Nielsen’s Investor Relations website, http://nielsen.com/investors, from 11:00 a.m. ET, February 28, 2022, until 11:59 p.m. ET, March 7, 2022. The replay can be accessed from within the U.S. by dialing +1-800-770-2030. Other callers can access the replay at +1-647-362-9199. The replay pass code is 3610696.

Forward-looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those relating to “2022 Full Year Guidance” as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen’s business, the failure of our new business strategy in accomplishing our objectives, economic conditions in the markets Nielsen is engaged in, impacts of actions and behaviors of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules and processes affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen shapes the world's media and content as a global leader in audience measurement, data and analytics. Through our understanding of people and their behaviors across all channels and platforms, we empower our clients with independent and actionable intelligence so they can connect and engage with their audiences—now and into the future.

An S&P 500 company, Nielsen (NYSE: NLSN) operates around the world in more than 55 countries. Learn more at www.nielsen.com or www.nielsen.com/investors and connect with us on Instagram, Facebook, Twitter, LinkedIn.

Condensed Consolidated Financial Statements

The following sets forth our unaudited financial statements for the periods indicated:

●	Condensed Consolidated Statements of Operations
●	Condensed Consolidated Balance Sheets
●	Condensed Consolidated Statements of Cash Flows

These financial statements are unaudited, but in our opinion contain necessary adjustments for a fair presentation in accordance with GAAP.  Given the sale of our Global Connect business in the first quarter of 2021, Global Connect amounts are presented in separate discontinued operations line items in the Statements of Operations and in the Balance Sheets. The Condensed Consolidated Statement of Cash Flows presents combined cash flows from continuing operations with cash flows from discontinued operations within each cash flow statement category.

Results of Operations

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2021	2020	2021	2020
Revenues	$894	$872	$3,500	$3,361
Cost of revenues	336	319	1,212	1,235
Selling, general and administrative expenses	249	172	891	714
Depreciation and amortization (1)	130	127	512	550
Impairment of other long-lived assets	-	97	-	146
Restructuring charges	1	(4)	13	37
Operating income	178	161	872	679
Interest expense, net	(68)	(82)	(285)	(329)
Foreign currency exchange transaction gains/(losses), net	-	7	(5)	17
Other income/(expense), net	3	(5)	(24)	(20)
Income from continuing operations before income taxes and equity in net loss of affiliates	113	81	558	347
Benefit/(provision) for income taxes	131	(72)	2	(144)
Equity in net loss of affiliates	(2)	-	(1)	-
Net income from continuing operations	242	9	559	203
Net (loss)/income from discontinued operations, net of tax	(28)	27	412	(196)
Net income	214	36	971	7
Net income attributable to noncontrolling interests	-	1	8	13
Net income/(loss) attributable to Nielsen shareholders	$214	$35	$963	$(6)
Net income/(loss) per share of common stock, basic
Net income from continuing operations attributable to Nielsen shareholders	$0.67	$0.02	$1.54	$0.53
Net (loss)/income from discontinued operations attributable to Nielsen shareholders	(0.08)	0.08	1.15	(0.55)
Net income/(loss) attributable to Nielsen shareholders	$0.60	$0.10	$2.69	$(0.02)
Net income/(loss) per share of common stock, diluted
Net income from continuing operations attributable to Nielsen shareholders	$0.67	$0.02	$1.53	$0.53
Net (loss)/income from discontinued operations attributable to Nielsen shareholders	(0.08)	0.08	1.14	(0.55)
Net income/(loss) attributable to Nielsen shareholders	$0.59	$0.10	$2.67	$(0.02)
Weighted-average shares of common stock outstanding, basic	359,119,857	357,449,688	358,649,432	356,860,635
Dilutive shares of common stock	1,514,236	2,130,175	1,801,082	1,404,459
Weighted-average shares of common stock outstanding, diluted	360,634,093	359,579,863	360,450,514	358,265,094

(1)

Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $37 million and $152 million, respectively, for the three and twelve months ended December 31, 2021 and $40 million and $165 million, respectively, for the three and twelve months ended December 31, 2020.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2021	2020

Assets:
Current assets
Cash and cash equivalents	$380	$500
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $13 and $23 as of December 31, 2021 and December 31, 2020, respectively	517	465
Prepaid expenses and other current assets	243	195
Current assets, discontinued operations	-	1,064
Total current assets	1,140	2,224
Non-current assets
Property, plant and equipment, net	273	270
Operating lease right-of-use asset	144	161
Goodwill	5,599	5,680
Other intangible assets, net	3,462	3,663
Deferred tax assets	55	53
Other non-current assets	147	159
Non-current assets, discontinued operations	-	1,925
Total assets	$10,820	$14,135
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$478	$499
Deferred revenues	131	135
Income tax liabilities	13	15
Current portion of long-term debt, finance lease obligations and short-term borrowings	35	276
Current liabilities, discontinued operations	-	989
Total current liabilities	657	1,914
Non-current liabilities
Long-term debt and finance lease obligations	5,591	6,684
Deferred tax liabilities	561	888
Operating lease liabilities	126	140
Other non-current liabilities	389	429
Non-current liabilities, discontinued operations	-	1,837
Total liabilities	7,324	11,892
Commitments and contingencies (Note 13)
Equity:
Nielsen shareholders’ equity
Common stock, €0.07 par value, 1,185,800,000 and 1,185,800,000 shares authorized, 359,267,580,263 and 357,678,263 shares issued and 359,267,535 and 357,644,935 shares outstanding at December 31, 2021 and December 31, 2020, respectively	32	32
Additional paid-in capital	4,273	4,340
Retained earnings/(accumulated deficit)	(253)	(1,216)
Accumulated other comprehensive loss, net of income taxes	(738)	(1,105)
Total Nielsen shareholders’ equity	3,314	2,051
Noncontrolling interests	182	192
Total equity	3,496	2,243
Total liabilities and equity	$10,820	$14,135

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
	December 31,
(IN MILLIONS)	2021	2020
Operating Activities
Net income from continuing operations	$559	$203
Net loss from discontinued operations	(77)	(196)
Gain on disposal of Global Connect, net of tax, within discontinued operations	489	—
Net income	971	7
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Share-based compensation expense	37	53
Gain on disposal of Global Connect, net of tax, within discontinued operations	(489)	—
Deferred income tax	(116)	(69)
Currency exchange rate differences on financial transactions and other (gains)/losses	35	23
Equity in net loss of affiliates, net of dividends received	4	—
Depreciation and amortization	548	864
Impairment of other long-lived assets	—	184
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	(66)	(28)
Prepaid expenses and other assets	(6)	138
Accounts payable and other current liabilities and deferred revenues	(184)	(38)
Other non-current liabilities	(61)	(95)
Interest payable	29	13
Income taxes	(36)	(53)
Net cash provided by operating activities	666	999
Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	(20)	(30)
Proceeds from the sale of subsidiaries and affiliates, net	2,269	13
Additions to property, plant and equipment and other assets	(81)	(86)
Additions to intangible assets	(260)	(433)
Proceeds from the sale of property, plant and equipment and other assets	3	—
Other investing activities	22	(1)
Net cash provided by/(used in) investing activities	1,933	(537)
Financing Activities
Net borrowings under revolving credit facility	—	—
Proceeds from issuances of debt, net of issuance costs	1,231	2,971
Repayment of debt	(3,882)	(3,092)
Cash dividends paid to shareholders	(86)	(86)
Activity from share-based compensation plans	(15)	(12)
Proceeds from employee stock purchase plan	2	3
Finance leases	(48)	(60)
Other financing activities	(18)	(31)
Net cash used in financing activities	(2,816)	(307)
Effect of exchange-rate changes on cash and cash equivalents	(13)	1
Net (decrease)/increase in cash and cash equivalents	(230)	156
Cash and cash equivalents at beginning of period	610	454
Cash and cash equivalents at end of period	$380	$610
Supplemental Cash Flow Information
Cash paid for income taxes	$128	$189
Cash paid for interest, net of amounts capitalized	$264	$358

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that, when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance.  These non-GAAP measures are also consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past 12 months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three and twelve months ended December 31, 2021.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2021 Reported	Three Months Ended December 31, 2020 Reported	% Variance 2021 vs. 2020 Reported	Three Months Ended December 31, 2020 Constant Currency	% Variance 2021 vs. 2020 Constant Currency	Three Months Ended December 31, 2021 Organic	Three Months Ended December 31, 2020 Organic Constant Currency	% Variance 2021 vs. 2020 Organic Constant Currency

Measurement	$647	$624	3.7%	$622	4.0%	$646	$614	5.2%
Impact / Content	247	248	(0.4)%	247	0.0%	245	237	3.4%
Total	$894	$872	2.5%	$869	2.9%	$891	$851	4.7%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2021 Reported	Twelve Months Ended December 31, 2020 Reported	% Variance 2021 vs. 2020 Reported	Twelve Months Ended December 31 2020 Constant Currency	% Variance 2021 vs. 2020 Constant Currency	Twelve Months Ended December 31, 2021 Organic	Twelve Months Ended December 31, 2020 Organic Constant Currency	% Variance 2021 vs. 2020 Organic Constant Currency

Measurement	$2,545	$2,455	3.7%	$2,465	3.2%	$2,538	$2,441	4.0%
Impact / Content	955	906	5.4%	919	3.9%	950	884	7.5%
Total	$3,500	$3,361	4.1%	$3,384	3.4%	$3,488	$3,325	4.9%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and twelve months ended December 31, 2021.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2021 Reported	Three Months Ended December 31, 2020 Reported	% Variance 2021 vs. 2020 Reported	Three Months Ended December 31, 2020 Constant Currency	% Variance 2021 vs. 2020 Constant Currency
Net Income from continuing operations attributable to Nielsen Shareholders	$242	$8	NM	$8	NM

Adjusted EBITDA	$351	$380	(7.6)%	$379	(7.4)%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2021 Reported	Twelve Months Ended December 31, 2020 Reported	% Variance 2021 vs. 2020 Reported	Twelve Months Ended December 31, 2020 Constant Currency	% Variance 2021 vs. 2020 Constant Currency
Net Income from continuing operations attributable to Nielsen Shareholders	$551	$191	188.5%	$194	184.0%

Adjusted EBITDA	$1,491	$1,411	5.7%	$1,415	5.4%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from continuing operations of our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements and related fees, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies and may, therefore, have limitations as a comparative analytical tool.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders from continuing operations per share (diluted) from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations, certain other items considered unusual or non-recurring in nature, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Net income from continuing operations	$242	$9	$559	$203
Less: net income attributable to noncontrolling interests	-	1	8	12
Net income from continuing operations attributable to Nielsen shareholders	242	8	551	191
Interest expense, net	68	82	285	329
(Benefit)/provision for income taxes	(131)	72	(2)	144
Depreciation and amortization	130	127	512	550
EBITDA	309	289	1,346	1,214
Equity in net loss of affiliates	2	-	1	-
Other non-operating (income)/expense, net	(3)	(1)	37	15
Restructuring charges	1	(4)	13	37
Impairment of other long-lived assets	-	97	-	146
Share-based compensation expense	10	4	36	34
Dis-synergy costs(a)	-	(17)	-	(70)
Other items(b)	32	12	58	35
Adjusted EBITDA	$351	$380	$1,491	$1,411
(a)	Costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, Transition Services Agreements (TSAs) and Commercial Arrangements.
(b)

For the three and twelve months ended December 31, 2021, other items primarily consist of legal settlements and related fees, business optimization costs and transaction related costs. For the three and twelve months ended December 31, 2020, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

The below table presents reconciliations from diluted net income per share to Adjusted earnings per share for the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Net income/(loss) from continuing operations attributable to Nielsen shareholders per share of common stock, diluted	$0.67	$0.02	$1.53	$0.53
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.10	0.11	0.42	0.46
Impairment of other long-lived assets	-	0.27	-	0.41
Restructuring	-	(0.01)	0.04	0.10
Share-based compensation	0.03	0.01	0.10	0.09
Other non-operating (income)/expense, net	-	(0.01)	0.08	0.01
Other items (1)	0.09	0.03	0.16	0.10
Interest adjustment(2)	-	0.04	0.04	0.15
Dis-synergy costs(3)	-	(0.05)	-	(0.20)
Tax effect of above items	(0.04)	(0.03)	(0.19)	(0.18)
Discrete tax benefit/(provision)	(0.40)	(0.07)	(0.37)	(0.03)
Adjusted earnings per share	$0.46	$0.32	$1.81	$1.45

(1)

For the three and twelve months ended December 31, 2021, other items primarily consist of legal settlements and related fees, business optimization costs and transaction related costs. For the three and twelve months ended December 31, 2020, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

(2)	As if the Global Connect sale and the resulting de-levering occurred on January 1, 2020.
(3)	Costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, Transition Services Agreements (TSAs) and Commercial Arrangements.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents a reconciliation from consolidated net cash provided by operating activities to free cash flow. Free cash flow is presented as if the Global Connect transaction and resulting de-levering occurred on January 1, 2020. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the free cash flow results:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Consolidated net cash provided by operating activities	$227	$337	$666	$999
Less: Capital expenditures, net	(103)	(174)	(338)	(519)
Consolidated free cash flow	124	163	328	480
Less: Discontinued operations free cash flow	(5)	(30)	(270)	(151)
Free cash flow from continuing operations	$129	$193	$598	$631
Interest adjustment(a)	-	25	24	39
Dis-synergies adjustment (b)	-	(15)	-	(84)
Separation-related cash costs (c)	4	-	25	-
Free cash flow	$133	$203	$647	$586

(a)	Reflects an adjustment to interest payments as if the Global Connect transaction and the resulting de-levering occurred on January 1, 2020.
(b)	Includes net payments related to costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, TSAs and Commercial Arrangements.
(c)	Primarily includes capital expenditures to position Nielsen to be a standalone company and tax payments related to the separation.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the 12 months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of the net debt leverage ratio as of December 31, 2021 as if the Global Connect sale closed on January 1, 2020 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of December 31, 2021	$5,626
Less: Cash and cash equivalents as of December 31, 2021	(380)
Net debt as of December 31, 2021	$5,246
Adjusted EBITDA for the year ended December 31, 2021	$1,491
Net debt leverage ratio as of December 31, 2021	3.52x